OrthoPediatrics Corp. Reports Third Quarter 2023 Financial Results

Record Setting Quarterly Revenue of $40.0 million

WARSAW, Ind., November 6, 2023 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced its financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 and Business Highlights
•Helped over 22,000 children in the third quarter of 2023, bringing the total to over 692,000 since inception including MD Orthopaedics ("MD Ortho") and Pega Medical
•Generated total revenue of $40.0 million for the third quarter of 2023, up 14% from $35.0 million in third quarter 2022; domestic revenue increased 11% and international revenue increased 26% in the quarter
•Grew Trauma & Deformity revenue 21%, Scoliosis revenue 3%; Sports Medicine/Other revenue decreased 20%, worldwide in the third quarter of 2023 compared to the third quarter of 2022
•Achieved record Adjusted EBITDA of $3.6 million in the third quarter of 2023 compared to $1.9 million in the third quarter of 2022
•Consigned $3.9 million of sets in the third quarter of 2023 compared to $6.4 million in the third quarter of 2022, and $16.1 million in the nine months ended September 30, 2023 compared to $13.8 million in the same period of 2022, driven by new product development deployments, significant Pega Medical deployments and the consignment of multiple 7D Surgical FLASH Navigation Platforms
•Received FDA 510(k) clearance and launched the Pediatric Nailing Platform TIBIA system, a pediatric-focused solution for treating patients with fractures and deformities in the lower extremities
•Launched the DF2® Brace, for treating kids with musculoskeletal injuries, as part of the non-surgical business expansion and the Mitchell Ponseti Plus Bar (“MP+”) for clubfoot
•Reiterated full year 2023 revenue guidance of $148.0 million to $151.0 million, representing growth of 21% to 23% compared to the prior year and raised adjusted EBITDA guidance to $4.0 million to $5.0 million for the full year of 2023

David Bailey, President & CEO of OrthoPediatrics, commented, “In the third quarter our commercial and operational execution drove continued revenue and profitability growth trends for the business. We expect these positive trends to continue into next year supported by the combination of our strong balance sheet and recent product portfolio expansion, ApiFix, Orthex and the specialty bracing business, that are producing higher returns on invested capital while requiring reduced set deployments to drive profitable revenue growth."

Third Quarter 2023 Financial Results
Total revenue for the third quarter of 2023 was $40.0 million, a 14% increase compared to $35.0 million for the same period last year. U.S. revenue for the third quarter of 2023 was $29.4 million, a 11% increase compared to $26.5 million for the same period last year, representing 73% of total revenue. The increase in U.S. revenue in the third quarter of 2023 was driven primarily by continued share gains across the legacy portfolio, Pega Medical contributions, and growth of the non-surgical specialty bracing business. International revenue for the third quarter of 2023 was $10.6 million, a 26% increase compared to $8.4 million for the same period last year, representing 27% of total revenue. International growth in the quarter was primarily driven by strong performance with the legacy Trauma and Deformity product lines, offset by the strong Scoliosis growth comparison in the same period last year and slower Scoliosis product sales from stocking distributors in South America.

Trauma and Deformity revenue for the third quarter of 2023 was $28.8 million, a 21% increase compared to $23.9 million for the same period last year. This growth was driven primarily by share gains across the entire portfolio, with strong contributions from Pega Medical, Trauma and non-specialty bracing. Scoliosis revenue was $10.3 million, a 3% increase compared to $10.0 million for the third quarter of 2022. This growth was driven primarily by the combined strength of ApiFix, Response, and 7D placements in the U.S, offset by international weakness driven by timing of set sales. Sports Medicine/Other revenue for the third quarter of 2023 was $0.9 million, a 20% decrease compared to $1.1 million for the same period last year.

Gross profit for the third quarter of 2023 was $31.0 million, a 20% increase compared to $25.9 million for the same period last year. Gross profit margin for the third quarter of 2023 was 77%, an increase compared to 74% for the same period last year.

Total operating expenses for the third quarter of 2023 were $35.5 million, an 8% increase compared to $32.9 million for the same period last year. The increase was mainly driven by incremental personnel related expenses required to support the ongoing growth of the company as well as increased sales and marketing expenses driven by the increase in revenue.

Sales and marketing expenses increased $1.7 million, or 14%, to $13.6 million in the third quarter of 2023. The increase was driven primarily by increased sales commission expenses.

General and administrative expenses increased $3.4 million, or 22%, to $18.5 million in the third quarter of 2023. The increase was driven primarily by an increase in non-cash G&A expenses including depreciation, amortization and stock-based compensation as well as additional personnel related expenses required to support the ongoing growth of the company.

Total other income was $0.8 million for the third quarter of 2023, compared to $21.4 million for the same period last year. The change was due primarily to the fair value adjustment of contingent consideration, which was driven by the valuation inputs that were lower in comparison to the same period last year.

Net loss for the third quarter of 2023 was $4.6 million, compared to net income of $18.5 million for the same period last year. Net loss per share for the period was $0.20 per basic and diluted share, compared to net income per share $0.88 per basic and $0.87 per diluted share for the same period last year.

Adjusted EBITDA for the third quarter of 2023 was $3.6 million as compared to $1.9 million for the third quarter of 2022.

Weighted average basic and diluted shares outstanding for the three months ended September 30, 2023, was 22,762,823 shares.

As of September 30, 2023, cash, cash equivalents, short-term investments and restricted cash were $84.0 million compared to $119.8 million as of December 31, 2022. Additionally, the Company had no balance outstanding under the $50.0 million line of credit.

Full Year 2023 Financial Guidance
For the full year of 2023, the Company reiterated its revenue guidance to be in the range of $148.0 million to $151.0 million, representing growth of 21% to 23% over 2022 revenue. The Company now expects annual set deployments of approximately $23.0 million and $4.0 million to $5.0 million of adjusted EBITDA for the full year of 2023.

Conference Call

OrthoPediatrics will host a conference call on Tuesday, November 7, 2023, at 8:00 a.m. ET to discuss the results. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.orthopediatrics.com, on the Investors page in the Events & Presentations section. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements
All statements, other than statements of historical facts, contained in this quarterly report, including statements regarding our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition, are forward-looking statements. You can often identify forward-looking statements by words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "target," "ongoing," "plan," "potential," "predict," "project," "should," "will" or "would," or the negative of these terms or other terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors, such as the impact of widespread health emergencies, such as COVID 19 and respiratory syncytial virus, that may cause our results, activity levels, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements. Forward-looking statements may include, among other things, statements relating to: our ability to achieve or sustain profitability in the future; our ability to raise additional capital to fund our existing commercial operations, develop and commercialize new products and expand our operations; our ability to commercialize our products in development and to develop and commercialize additional products through our research and development efforts, and if we fail to do so we may be unable to compete effectively; our ability to generate sufficient revenue from the commercialization of our products to achieve and sustain profitability; our ability to comply with extensive government regulation and oversight both in the United States and abroad; our ability to maintain and expand our network of third-party independent sales agencies and distributors to market and distribute our products; and our ability to protect our intellectual property rights or if we are accused of infringing on the intellectual property rights of others; We cannot assure you that forward-looking statements will prove to be accurate, and you are encouraged not to place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations expressed or implied by the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this quarterly report, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 1, 2023, and in other reports filed with the SEC that discuss the risks and factors that may affect our business. Other than as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information, events or circumstances occurring after the date of this quarterly report.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures such as adjusted diluted earnings (loss) per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted earnings (loss) per share in this press release represents diluted earnings (loss) per share on a GAAP basis, plus the accreted interest attributable to acquisition installment payables, the fair value adjustment of contingent consideration, trademark impairment, acquisition related costs, non-recurring professional fees, and minimum purchase commitment costs. The fair value adjustment of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions and the non-recurring professional fees are related to our response to a previously disclosed SEC review. We believe that providing the non-GAAP diluted earnings (loss) per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss, plus interest expense, net plus other expense, provision for income taxes (benefit), depreciation and amortization, stock-based compensation expense, fair value adjustment of contingent consideration, acquisition related costs, nonrecurring conversion fees, trademark impairment and the cost of minimum purchase commitments. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP diluted earnings (loss) per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of reported GAAP diluted earnings (loss) per share to non-GAAP diluted earnings (loss) and net loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 53 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 70 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Trip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share Data)

	September 30, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$10,640	$8,991
Restricted cash	1,592	1,471
Short-term investments	71,780	109,299
Accounts receivable - trade, net of allowances of $1,412 and $1,056, respectively	37,647	24,800
Inventories, net	100,533	78,192
Prepaid expenses and other current assets	3,980	3,966
Total current assets	226,172	226,719

Property and equipment, net	40,236	34,286

Other assets:
Amortizable intangible assets, net	69,513	64,980
Goodwill	80,894	86,821
Other intangible assets	15,008	14,921
Other non-current assets	621	—
Total other assets	166,036	166,722

Total assets	$432,444	$427,727

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	22,587	11,150
Accrued compensation and benefits	8,671	6,744
Current portion of long-term debt with affiliate	150	144
Current portion of acquisition installment payable	9,937	7,815
Other current liabilities	6,582	5,018
Total current liabilities	47,927	30,871

Long-term liabilities:
Long-term debt with affiliate, net of current portion	650	763
Acquisition installment payment, net of current portion	3,489	8,019
Contingent consideration	—	2,980
Deferred income taxes	5,492	5,954
Other long-term liabilities	557	492
Total long-term liabilities	10,188	18,208

Total liabilities	58,115	49,079

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 23,350,976 shares and 22,877,962 shares issued as of September 30, 2023 and December 31, 2022, respectively	6	6
Additional paid-in capital	577,540	560,810
Accumulated deficit	(191,051)	(176,768)
Accumulated other comprehensive loss	(12,166)	(5,400)
Total stockholders' equity	374,329	378,648

Total liabilities and stockholders' equity	$432,444	$427,727

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net revenue	$39,972	$34,950	$111,119	$91,295
Cost of revenue	9,019	9,061	26,580	21,859
Gross profit	30,953	25,889	84,539	69,436

Operating expenses:
Sales and marketing	13,582	11,919	38,963	34,108
General and administrative	18,507	15,116	55,827	42,829
Trademark impairment	985	3,609	985	3,609
Research and development	2,387	2,206	7,449	5,980
Total operating expenses	35,461	32,850	103,224	86,526

Operating loss	(4,508)	(6,961)	(18,685)	(17,090)

Other (income) expenses:
Interest expense, net	21	708	105	2,485
Fair value adjustment of contingent consideration	—	(23,010)	(2,974)	(25,450)
Other (income) loss	(787)	945	(1,407)	1,668
Total other (income) expenses	(766)	(21,357)	(4,276)	(21,297)

(Loss) income before income taxes	(3,742)	14,396	(14,409)	4,207
Provision for income taxes (benefit)	849	(4,143)	(126)	(4,899)
Net (loss) income	$(4,591)	$18,539	$(14,283)	$9,106
Weighted average shares outstanding
Basic	22,762,823	21,150,219	22,646,087	20,703,883
Diluted	22,762,823	21,295,323	22,646,087	20,958,503
Net (loss) income per share
Basic	$(0.20)	$0.88	$(0.63)	$0.44
Diluted	$(0.20)	$0.87	$(0.63)	$0.43

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)(In Thousands)

	Nine Months Ended September 30,
	2023	2022
OPERATING ACTIVITIES
Net (loss) income	$(14,283)	$9,106
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Trademark impariment loss	985	3,609
Depreciation and amortization	12,198	9,579
Stock-based compensation	7,779	4,978
Fair value adjustment of contingent consideration	(2,974)	(25,450)
Accretion of acquisition installment payable	1,092	1,926
Deferred income taxes	(899)	(4,804)
Changes in certain operating current assets and liabilities:
Accounts receivable - trade	(12,878)	(5,567)
Inventories	(22,198)	(14,812)
Prepaid expenses and other current assets	(196)	696
Accounts payable - trade	11,492	(389)
Accrued expenses and other liabilities	3,288	1,800
Other	(2,909)	903
Net cash used in operating activities	(19,503)	(18,425)

INVESTING ACTIVITIES
Acquisition of MD Ortho, net of cash acquired	—	(8,360)
Acquisition of Pega Medical, net of cash acquired	—	(31,730)
Acquisition of Rhino	(546)	—
Acquisition of Medtech	(3,097)	—
Sale of short-term marketable securities	89,040	45,529
Purchase of short-term marketable securities	(48,600)	(85,029)
Purchases of property and equipment	(13,042)	(10,554)
Net cash provided by (used in) investing activities	23,755	(90,144)

FINANCING ACTIVITIES
Proceeds from issuance of debt with affiliate	—	31,000
Installment payment for ApiFix	(2,000)	(3,234)
Payments on debt with affiliate	—	(31,000)
Proceeds from issuance of common stock, net of issuance costs	—	139,282
Proceeds from exercise of stock options	21	63
Payments on mortgage notes	(107)	(102)
Net cash (used in) provided by financing activities	(2,086)	136,009

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(396)	426

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,770	27,866

Cash, cash equivalents and restricted cash, beginning of period	$10,462	$9,006
Cash, cash equivalents and restricted cash, end of period	$12,232	$36,872

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$32	$512
Transfer of instruments from property and equipment to inventory	$431	$(193)
Issuance of common shares to acquire MD Ortho	$—	$9,707
Issuance of common shares for ApiFix installment	$6,178	$10,410
Issuance of common shares to acquire MedTech	$2,274	$—
Issuance of common shares to acquire Rhino	$478	$—
Right-of-use assets obtained in exchange for lease liabilities	$367	$116

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by geographic location:	2023	2022	2023	2022
U.S.	$29,360	$26,539	$82,748	$69,687
International	10,612	8,411	28,371	21,608
Total	$39,972	$34,950	$111,119	$91,295

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by category:	2023	2022	2023	2022
Trauma and deformity	$28,806	$23,892	$79,715	$62,976
Scoliosis	10,304	9,979	28,270	25,383
Sports medicine/other	862	1,079	3,134	2,936
Total	$39,972	$34,950	$111,119	$91,295

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net (loss) income	$(4,591)	$18,539	$(14,283)	$9,106
Interest expense, net	21	708	105	2,485
Other (income) expense	(787)	945	(1,407)	1,668
Provision for income taxes (benefit)	849	(4,143)	(126)	(4,899)
Depreciation and amortization	4,270	3,287	12,198	9,579
Stock-based compensation	2,364	1,813	7,779	5,109
Trademark impairment	985	3,609	985	3,609
Fair value adjustment of contingent consideration	—	(23,010)	(2,974)	(25,450)
Acquisition related costs	10	54	209	818
Nonrecurring Pega conversion fees	—	—	277	—
Minimum purchase commitment cost	477	101	1,053	442
Adjusted EBITDA	$3,598	$1,903	$3,816	$2,467

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED LOSS PER SHARE TO NON-GAAP ADJUSTED DILUTED LOSS PER SHARE
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
(Loss) income per share, diluted (GAAP)	$(0.20)	$0.87	$(0.63)	$0.43
Accretion of interest attributable to acquisition installment payable	0.01	0.02	0.05	0.09
Fair value adjustment of contingent consideration	—	(1.12)	(0.13)	(1.24)
Trademark impairment	0.04	0.18	0.04	0.18
Acquisition related costs	—	—	0.01	0.04
Nonrecurring Pega conversion fees	—	—	0.01	—
Minimum purchase commitment cost	0.02	—	0.05	0.02
Adjusted loss per share, diluted (non-GAAP)	$(0.13)	$(0.05)	$(0.60)	$(0.48)